Exhibit 10.3

Jarden Corporation

Equity Award, Lock-Up and Amendment Agreement

for Key Executives

This Equity Award, Lock-Up and Amendment Agreement, dated as of December 19, 2013 (the “Agreement”), is entered into by and between Jarden Corporation, a Delaware corporation (the “Company”), and James E. Lillie (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive are parties to a Fourth Amended and Restated Employment Agreement, dated as of July 23, 2012 (the “Employment Agreement”); and

WHEREAS, pursuant to the terms of the Employment Agreement, the Company has agreed to grant to the Executive certain future performance based equity awards in the form of restricted shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Restricted Stock”) under the Company’s 2013 Stock Incentive Plan (the “Plan”) or such other similar stock plan that the Company may have in place, based on the long-term framework for the Company adopted by the Compensation Committee; and

WHEREAS, since the date of the Employment Agreement, the strong performance of the Company has resulted in the price per share of the Company’s Common Stock increasing by close to 100%, and

WHEREAS, the Company’s Board of Directors and its Compensation Committee, after consulting with independent compensation consultants and such other advisors as they considered appropriate, desire to adjust the number of future shares granted annually to the Executive and the dollar value of annual stock compensation to the Executive to reflect the originally anticipated benefit of the current and future program, adjusting for the significant increase in the share price resulting from the exceptional performance of the Company since the date of the Employment Agreement; and

WHEREAS, the Company will benefit from such reduction in the future annual awards to the Executive; and

WHEREAS, the Executive has agreed to the changes proposed by the Company in exchange for the covenants and agreements contained herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Executive hereby agree as follows:

1. Amendment of Employment Agreement. The Employment Agreement is hereby amended to reduce the amount of future annual Restricted Stock grants to the Executive by replacing “Schedule I” thereto in its entirety with the revised “Schedule I” set forth on

Exhibit A hereto effective as January 3, 2014. The Executive hereby acknowledges that the revised “Schedule I” set forth on Exhibit A reduces the number of shares of Restricted Stock to be awarded to the Executive through January 2015 and further reduces the number of shares of Restricted Stock to be awarded to the Executive in 2016 and 2017 (if Executive is then employed by the Company, but in any event subject to the terms of the Employment Agreement).

2. Common Stock Award . In consideration and exchange for the reduction in future awards set forth on Schedule I to Exhibit A attached hereto, the Company hereby grants to the Executive the Restricted Stock set forth on Exhibit B hereto, which represents a portion of the Restricted Stock that the Executive would have been entitled to be granted pursuant to the Employment Agreement as in effect immediately prior to the date hereof, and such shares shall be immediately vested with no restrictions except as set forth herein (the “Vested Stock”). The Executive hereby acknowledges that such award is in partial satisfaction of the Company’s obligation to grant the Executive shares of Restricted Stock in January 2014 and January 2015 pursuant to Section 3(c) of the Employment Agreement as in effect immediately prior to the date hereof.

3. Restrictions on Transfer of Common Stock.

(a) In exchange for the award set forth in Section 2 above, the Executive agrees that, notwithstanding anything to the contrary in the Employment Agreement, during the term of the Executive’s employment with the Company the Executive will not, without the prior written consent of the Company, offer, sell, transfer, contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Executive or any person in privity with the Executive), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any shares of Vested Stock, or publicly announce an intention to effect any such transaction, for a period of three (3) years after the date of this Agreement, except to satisfy tax withholding or as otherwise permitted by paragraphs (b) below.

(b) The restrictions on transfer of Vested Stock in paragraphs (a) above shall not apply to the transfer of any shares of Vested Stock either during the Executive’s lifetime or on death, by gift, will or intestate succession, to an immediate family of the Executive or to transfers to a trust the beneficiaries of which are exclusively the Executive and/or a member or members of the Executive’s immediate family; provided, however, that in any transfer pursuant to this clause it shall be a condition to such transfer that (i) the transferee executes and delivers to the Company an agreement in form satisfactory to the Company in its sole discretion stating that the transferee is receiving and holding the Vested Stock subject to the provisions of this Agreement, and there shall be no further transfer of such Vested Stock except in accordance with this Agreement, (ii) no filing by any party (donor, donee, transferor or transferee) under the Exchange Act, shall be required or shall be voluntarily made in connection with such transfer or distribution (other than a filing on a Form 5, Schedule 13D or Schedule 13G (or 13D-A or 13G-A) made after the expiration of the three-

year period referred to in paragraph (a) above) and (iii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act) to make, and shall agree not to make voluntarily, any public announcement of the transfer or disposition.

(c) The Executive further agrees that any subsequent resale or distribution of the Vested Stock by the Executive shall be made only in accordance with the Securities Act, the Exchange Act, and any other applicable law.

(d) The restrictions on transfer of Vested Stock in paragraphs (a) and (b) of this Section 3 shall lapse upon the first to occur of (i) a termination of the Executive’s employment with the Company, (ii) a Change of Control of the Company (as defined in the Employment Agreement) and/or (iii) a tender for all of the Company’s issued and outstanding shares of Common Stock.

4. Withholding Taxes. The Vested Stock will be subject to any federal, state, or local taxes of any kind required by law at the time such vesting occurs. By accepting this Agreement and the Vested Stock, the Executive agrees to promptly satisfy federal, state and local withholding requirements, when and if applicable, for such Vested Stock by making a payment to the Company (unless the Executive elects to have the Company retain shares to satisfy such tax obligation, as set forth below) equal to the required withholding amount in cash or in any other manner acceptable to the Company and as permitted pursuant to the Plan. The Company may refuse to issue any shares to the Executive in respect of such awards until the Executive satisfies the tax withholding obligation. The Executive may, by so indicating and initialing in the space provided below this paragraph, elect to cause the Company to retain from any shares issuable to the Executive in respect of the Vested Stock, shares of Common Stock having a Fair Market Value (as defined in the Plan), determined on the date that the amount of tax to be withheld is to be determined, sufficient to satisfy the tax withholding obligation as set forth below.

(Check one option and initial where indicated)

☒	YES,	Executive elects to have the Company retain shares sufficient to satisfy the tax withholding obligation in respect of any Vested Stock at a marginal federal income tax rate of 39.6%, plus federal Medicare tax at a rate of 2.35% and any applicable state and local taxes at the maximum marginal rate.
Executive’s initials: JL

☐	NO,	Executive elects NOT to have the Company retain shares sufficient to satisfy the tax withholding obligation in respect of any Vested Stock.
Executive’s initials:

If the Executive elects “NO”, the Executive agrees to make a payment to the Company in immediately available funds on the date hereof equal to the required withholding amount in cash.

IF THE EXECUTIVE DOES NOT MAKE AN ELECTION ABOVE, THE COMPANY WILL RETAIN SHARES SUFFICIENT TO SATISFY THE TAX WITHHOLDING

OBLIGATION IN RESPECT OF ANY VESTED STOCK AT A MARGINAL FEDERAL INCOME TAX RATE OF 39.6%, PLUS FEDERAL MEDICARE TAX AT A RATE OF 2.35% AND ANY APPLICABLE STATE AND LOCAL TAXES AT THE MAXIMUM MARGINAL RATE.

5. Interpretation. In the event of any conflict between the provisions of this Agreement and the provisions of the Employment Agreement or any applicable restricted stock agreement, the provisions of this Agreement shall control. All shares of Vested Stock shall continue to be subject to the terms of the Plan.

6. Equitable Remedies. The Executive acknowledges that any breach by the Executive of the obligations under this Agreement would inevitably cause substantial and irreparable damage to the Company and that money damages would be an inadequate remedy therefor. Accordingly, the Executive acknowledges and agrees that the Company will be entitled, in addition to any other available remedies, to an injunction, specific performance, and/or other equitable relief to prevent a breach or threatened breach by the Executive of this Agreement. The Executive further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such state, other than conflict of laws principles thereof directing the application of any law other than that of Delaware.

8. Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

10. Arbitration. Except in the event of the need for immediate equitable relief from a court of competent jurisdiction to prevent irreparable harm pending arbitration relief, and except for enforcement of a party’s remedies to the extent such enforcement must be pursuant to court authorization or order under applicable law, any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. This arbitration shall be held in New York City and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be selected by the Company and Executive; provided, that if within fifteen (15) business days of the date of request for arbitration, the parties have not been able to make such selection the dispute shall be held by a panel of three arbitrators one appointed by each of the parties and the third appointed by the other two arbitrators.

11. Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by certified mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

To the Company:	Jarden Corporation 555 Theodore Fremd Avenue, Suite B-302 Rye, New York 10580 Attention: Chief Financial Officer

With a Copy to:	Jarden Corporation 2381 Executive Center Drive Boca Raton, FL 33431 Attention: General Counsel

Kane Kessler, P.C. 1350 Avenue of the Americas 26th Floor New York, New York 10019 Attn: Robert L. Lawrence, Esq.

To the Executive:	James E. Lillie c/o Jarden Corporation 555 Theodore Fremd Avenue, Suite B-302 Rye, New York 10580

12. Tax Consequences. The Executive understands that the Executive may suffer adverse tax consequences as a result of the grant, vesting or disposition of Restricted Stock and/or Vested Stock. The Executive represents that the Executive has consulted with his or her own independent tax consultant(s) as the Executive deems advisable in connection with the grant, vesting or disposition of such Restricted Stock and/or Vested stock and that the Executive is not relying on the Company for any tax advice.

13. Representation. The parties have been represented in negotiations for, and in the preparation of, this Agreement, by counsel of their own choosing, have read and understand this Agreement and its legal effect, and are entering into it voluntarily after having consulted with their respective counsel. This Agreement has been drafted by mutual agreement, and there shall be no presumptions against either party as to any allegedly ambiguous provision hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and the Executive has executed this Agreement as of the date first written above.

JARDEN CORPORATION

By:	Ian G.H. Ashken
	Name:	Ian G.H. Ashken
	Title:	Vice Chairman and Chief Financial Officer

EXECUTIVE

/s/ James E. Lillie
Name:	James E. Lillie

Exhibit A

SCHEDULE I

(First Revised Schedule I to Fourth Amended and Restated Employment Agreement dated as of July 23, 2012, by and between Jarden Corporation and James E. Lillie)

On January 1 of each year during the Employment Period (or, if any such date is not a business day, on the next succeeding business day), provided Executive is employed on such date, Executive shall be entitled to receive an annual performance grant of shares of Restricted Stock as set forth in the table below. The restrictions on the Restricted Shares shall lapse based on achievement of a performance target equal to a target appreciation in the stock price of the common stock of the Company set by the Compensation Committee at the time of grant, but not to exceed a maximum appreciation percentage performance target according to the following table:

Grant (# of shares)	Date	Maximum Stock Price Appreciation (%) Performance Target (over Closing Price on Last Trading Day of Prior Year)
124,342	January 1, 2015	12%
118,421	January 1, 2016	12%
112,500	January 1, 2017	12%

In the event the Employment Period extends December 31, 2017, in each additional year of the Employment Period beginning after December 31, 2017, the Executive shall be entitled to a grant of Restricted Stock in an amount to be determined each year by the Compensation Committee, with vesting determined in accordance with the performance targets set forth above, or such other methodology as the Executive and the Compensation Committee may mutually agree.

The performance target for vesting each of the annual grants listed above shall be achieved on the date that the average closing price of the Company’s common stock on the New York Stock Exchange (or such other securities exchange on which the Company’s common stock may then be traded) for any period of five consecutive trading days equals or exceeds a price representing an increase over the closing price on the last trading day of the prior calendar year at least equal to the target stock price appreciation percentage set by the Compensation Committee (up to the maximum set forth above). The performance target must be achieved, if at all, within five (5) years from the date of grant. If the performance target in not achieved within five (5) years from the date of grant, such grant will expire and be forfeited.

Capitalized terms used but not defined on this Schedule I shall have the meanings assigned thereto in the Fourth Amended and Restated Employment Agreement dated as of July 23, 2012, by and between Jarden Corporation and James E. Lillie, of which this Schedule I forms a part.

Exhibit B

James Lillie

Stock Award

Grant ID	Grant Date	Type	Shares Being Vested
TBD	12/19/2013	RSA	156,316
		Total	156,316